                                                                    Exhibit 23.1





              CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-106083 and 333-59970) and Form S-8 (Nos. 333-61323, 333-85659, 033-80729, 033-77670, 033-51864 and 333-62626) of Kimco
Realty Corporation and Subsidiaries of our report dated March 3, 2005, except as to Note 6, as to which the date is July 15, 2005, relating to the consolidated financial statements, financial statement schedules, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appear in the Current Report on Form 8-K of Kimco Realty Corporation, dated July 18, 2005.



/s/ PricewaterhouseCoopers LLP


New York, New York
July 18, 2005